Exhibit 99.1

Axalta Coating Systems Two Commerce Square Suite 3600 2001 Market Street Philadelphia, PA 19103 USA	Contact Christopher Mecray +1 215 255 7970 Christopher.mecray@axaltacs.com www.Axaltacs.com

For Immediate Release

Axalta Prices Secondary Offering

Philadelphia, PA, April 1, 2015 - Axalta Coating Systems Ltd. (NYSE: AXTA) has priced and upsized its secondary offering from 35,000,000 to 40,000,000 of its common shares at $28.00 per share. All of the shares are being offered by certain affiliates of The Carlyle Group (the “selling shareholders”). The selling shareholders have also granted the underwriters a 30-day option to purchase up to an additional 6,000,000 common shares. Axalta will not receive proceeds from the offering, including from any exercise by the underwriters of their option to purchase additional common shares.

Citigroup, Goldman, Sachs & Co., Deutsche Bank Securities and J.P. Morgan are lead book-running managers for the offering. Additional book-running managers are BofA Merrill Lynch, Barclays, Jefferies and UBS Investment Bank. Co-managers are Morgan Stanley, BB&T Capital Markets, Nomura, SMBC Nikko and Academy Securities.

A registration statement relating to these securities has been filed with, and declared effective on April 1, 2015 by, the SEC. The offering of these securities is being made only by means of a written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering will be filed with the SEC, which may be obtained, when available, from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or telephone: (800) 831-9146; Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526 or email: prospectus-ny@ny.email.gs.com; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005, telephone: (800) 503-4611 or email: prospectus.CPDG@db.com; and J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717 or telephone: (866) 803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This release contains certain forward-looking statements regarding Axalta and its subsidiaries and the secondary offering of Axalta’s common shares. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward looking statements contained herein, whether as a result of new information, future events or otherwise.

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About Axalta Coating Systems

Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 145 years of experience in the coatings industry, the 12,000 people of Axalta continue to find ways to serve our more than 120,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit www.axaltacoatingsystems.com.

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